Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

MATRIX SERVICE REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER

AND FISCAL YEAR ENDED MAY 31, 2005

TULSA, OK – August 15, 2005 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported results for the fourth quarter and fiscal year 2005, ended May 31, 2005.

Total revenues for the fourth quarter, ended May 31, 2005 were $129.2 million, compared with $133.1 million recorded in the same period a year earlier.

Net loss for the fourth quarter of fiscal 2005 was $3.8 million, or $0.22 per fully diluted share, versus a net income of $0.3 million, or $0.02 per fully diluted share, in the fourth quarter a year ago. These results include pre-tax charges and expenses of $5.1 million, or $0.21 per share, for impairment of deferred tax assets related to net operating loss carryforwards, legal, Sarbanes-Oxley, fixed asset impairments, restructuring and refinancing activities.

On August 10th the Company amended its credit agreement to extend the maturity date of its senior revolving facilities to June 30, 2006. These facilities consist of a primary line of credit of $35.0 million and a secondary line of credit of $10.0 million. The amendment established certain covenants for maintenance of minimum levels of “augmented consolidated EBITDA” as defined in the agreement, minimum senior fixed charges and total debt service coverage ratios. Cash interest on the revolver will continue to be payable monthly at a rate of prime plus 1.0% until December 31, 2005. Additional interest on the revolver will accrue at a rate of 3.0% for the month of August 2005 and escalate by 0.5% each month until reaching 5.0% in December 2005. This additional accrued interest will be payable on the maturity date for the revolver. Beginning January 1, 2006, cash pay interest converts to prime plus 3.5% with additional accrued interest of 3.5% on each line of credit. The rate of cash and accrued interest will escalate in February and March 2006 and beginning April 1, 2006, cash pay interest will be payable at a rate of prime plus 8.25% with no additional interest accruing. The term loan, which matures in March 2008, has a similar interest rate structure. The Company also obtained a waiver on August 10, 2005 of certain covenants that existed prior to the effectiveness of this amendment.

President and Chief Executive Officer of Matrix Service, Michael J. Hall, said, “Our liquidity has improved significantly since the end of fiscal 2005. Our bank debt has been reduced by $13.3 million, to $29.4 million as of August 12, 2005, from $42.7 million at the end of May 31, 2005. Simultaneously, we have been able to reduce payables 24.9% from $38.1 million as of May 31, 2005 to $28.6 million as of August 12, 2005, which went a long way to improving vendor relationships. As of August 12, 2005, the availability under our revolving lines of credit was $18.3 million.”

While the new credit agreement amendment coupled with the successful issuance of $30.0 million of convertible notes in April of this year has provided sufficient liquidity for the next fiscal year, Matrix continues to work towards providing a capital structure that will facilitate the long-term growth of the Company. To this end, we continue to evaluate a number of proposals, one of which we intend to execute in fiscal 2006, once we have additional clarity on the results of our restructuring efforts and on the disputed contracts that will be proceeding through the arbitration and litigation processes this fall.

Matrix Service Company

August 15, 2005

In March 2005, the Company initiated a restructuring program to reduce its cost structure and improve its operating results. The Company focused on its core strengths and identified areas with the objective of eliminating unprofitable and marginal businesses. As a result of this effort, Matrix sold its transportation and rigging assets and has executed a letter of intent to sell the aluminum floating roof business. Matrix is also in the process of selling excess facilities or land in Tulsa, Oklahoma; Orange, California; and Holmes, Pennsylvania. These liquidity events, coupled with various tax refunds, are expected to yield approximately $12.0 million in cash, which will be used to improve liquidity. Matrix also ceased to work on a number of large routine maintenance contracts that were utilizing valuable resources while providing minimal returns. As these maintenance contracts were reduced, there was a significant reduction of overhead and administration costs. As a result of these efforts and other efforts to reduce costs, Matrix was able to reduce its annual administrative payroll and benefit costs by more than $5.0 million.

Hall added, “Despite the financial issues facing Matrix, our backlog increased by $65.3 million, to $215.5 million as of May 31, 2005, from $150.2 million on February 28, 2005. The increase was primarily the result of booking the $97.0 million LNG project, which is expected to be completed over a 35-month period. We expect to recognize approximately $49 million in LNG revenues by the end of fiscal 2006 and anticipate total fiscal year 2006 revenues of between $375 million to $425 million. We are not prepared to provide earnings guidance. However, we are confident that our restructuring efforts will succeed and anticipate fiscal 2006 will be profitable.”

Construction Services revenues for fourth quarter 2005 were $51.0 million compared to $75.6 million in the same period a year earlier. The decrease was a result of significantly lower construction work in the Power Industry, where fourth quarter revenues fell 92.4% to $3.5 million from $45.7 million in the fourth quarter of fiscal 2004 as a result of the completion of two large power projects performed in our Eastern operations that year. These declines were partially offset by Downstream Petroleum Industry revenues, which climbed 60.6% to $42.4 million, from $26.4 million a year earlier, and by Other Industries’ revenues, which rose 43.4% to $5.1 million from $3.5 million for the year-earlier period. Other Industries consist primarily of the wastewater, food and beverage, electronics and paper industries. Construction Services’ gross margins were 4.4% versus 2.2% in the fourth quarter of 2004. Margins in this segment were depressed in the current quarter primarily due to three loss projects in the Western Business Unit. Last year’s margins were also impacted by two low margin power projects completed at the end of fiscal 2004.

Revenues from Repair and Maintenance Services advanced by $20.9 million, or 36.3%, to $78.3 million in the fourth quarter of 2005, from $57.4 million in the same quarter of fiscal 2004. The increase was primarily a result of higher Downstream Petroleum Industry revenues where fourth quarter revenues rose 30.3% to $64.9 million, from $49.8 million a year earlier and due to higher Power Industry revenues, which climbed 180.1% to $13.1 million, from $4.7 million for the year-earlier period. These increases were primarily driven by the additional maintenance contracts Matrix entered into in January 2005. Gross margins were 6.7% in the quarter versus 11.7% in the fourth quarter a year ago, as a result of the inclusion of lower margin maintenance contracts primarily in the Eastern operations.

For the fiscal year ended May 31, 2005, Matrix reported consolidated revenues of $439.1 million versus $607.9 million recorded for fiscal year 2004.

Net loss for the fiscal year 2005 was $38.8 million, or $2.24 per fully diluted share, compared to net income of $9.5 million, or $0.54 per fully diluted share, for fiscal year 2004. These results include pre-tax charges and expenses of $25.0 million, or $1.44 per share, for goodwill impairment, $10.3 million, or $0.39 per share, for an additional reserve on the previously disclosed disputed contracts, $2.5 million, or $0.15 per share, for the impairment of a deferred tax asset related to net operating loss carryforwards and $8.2 million, or $0.32 per share, for legal, Sarbanes-Oxley, fixed asset impairments, restructuring and refinancing activities.

Matrix Service Company

August 15, 2005

Revenues for the Construction Services segment were $204.0 million for the fiscal year ended, May 31, 2005, compared with $429.6 million for the same period in 2004. The decrease was primarily due to a $261.9 million decrease in revenues from the Power Industry, which resulted from the completion of two large power projects performed by our Eastern operations in fiscal 2004. Partially offsetting this decline was revenue from Other Industries, which increased $15.4 million, and Downstream Petroleum Industries, which increased $20.9 million. Gross margins in the Construction Services segment narrowed slightly to 6.0% from 6.4% a year earlier as a result of the sharp decline in revenues, which led to a smaller base for fixed cost absorption and primarily due to decreases resulting from three loss projects in the Western Business Unit. Last year’s margins were also impacted by two low margin power projects completed at the end of fiscal 2004.

Revenues for Repair and Maintenance Services rose $56.9 million, or 31.9%, to $235.2 million for the fiscal year ending May 31, 2005 from $178.3 million for fiscal year 2004. This improvement resulted primarily from increased revenues from the Downstream Petroleum Industry, which increased $46.5 million as a result of strong turnaround activity combined with the addition of maintenance contracts entered into in the third quarter of fiscal 2005. In addition, revenues from the Power Industry increased $11.8 million while Other Industries declined $1.4 million. Gross margins were 8.0% versus 10.5% for the year ended May 31, 2004, primarily as a result of the lower margin maintenance contracts executed in the second half of the year.

In conjunction with the press release, Matrix Service will host a conference call with Mike Hall, president and CEO, and Les Austin, vice president and chief financial officer. The call will take place today at 11:00 a.m. (EDT)/10:00 a.m. (CDT) today and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	918/359-8218
Vice President Finance and CFO	ir@matrixservice.com
Matrix Service Company
918/838-8822
laustin@matrixservice.com

Matrix Service Company

August 15, 2005

Matrix Service Company

Consolidated Statements of Operations

(In Thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2005	May 31, 2004	May 31, 2005	May 31, 2004
	(unaudited)		(unaudited)
Revenues	$129,230	$133,054	$439,138	$607,904
Cost of revenues	121,767	124,720	408,119	561,591

Gross profit	7,463	8,334	31,019	46,313
Selling, general and administrative expenses	7,386	7,114	40,335	28,726
Impairment and abandonment	1,168	—	26,168	—
Restructuring	3,504	—	3,654	68

Operating income (loss)	(4,595)	1,220	(39,138)	17,519

Other income (expense):
Interest expense	(2,088)	(765)	(5,722)	(2,914)
Interest income	1	7	2	29
Other	302	90	400	579

Income (loss) before income tax expense	(6,380)	552	(44,458)	15,213

Provision (benefit) for federal, state and foreign income tax expense	(2,618)	226	(5,628)	6,181
Net earnings of joint venture	—	—	—	510

Net income (loss)	$(3,762)	$326	$(38,830)	$9,542

Earnings (loss) per share of common stock:
Basic	$(0.22)	$0.02	$(2.24)	$0.57
Diluted	$(0.22)	$0.02	$(2.24)	$0.54

Weighted average number of common shares:
Basic	17,381,939	17,163,113	17,327,484	16,718,737
Diluted (includes dilutive effect of stock options)	17,381,939	17,752,266	17,327,484	17,615,497

Matrix Service Company

August 15, 2005

Matrix Service Company

Consolidated Balance Sheets

	May 31,
	2005	2004
	(In Thousands)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,496	$752
Accounts receivable, less allowances (2005 – $461; 2004 – $337)	70,088	56,974
Contract dispute receivables, net	20,975	31,456
Costs and estimated earnings in excess of billings on uncompleted contracts	22,733	18,854
Inventories	4,739	4,584
Income tax receivable	3,004	3,220
Deferred income taxes	4,820	1,493
Prepaid expenses	8,245	2,368
Assets held for sale	1,479	—

Total current assets	137,579	119,701

Property, plant and equipment, at cost:
Land and buildings	23,087	24,518
Construction equipment	29,711	31,294
Transportation equipment	10,862	12,445
Furniture and fixtures	8,889	8,743
Construction in progress	318	1,593

	72,867	78,593
Accumulated depreciation	35,791	32,939

	37,076	45,654

Goodwill	24,834	49,666

Other assets	2,891	1,253

Total assets	$202,380	$216,274

Matrix Service Company

August 15, 2005

Matrix Service Company

Consolidated Balance Sheets

	May 31,
	2005	2004
	(In Thousands, Except Share Amounts)
	(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$38,059	$27,528
Billings on uncompleted contracts in excess of costs & estimated earnings	12,311	8,115
Accrued insurance	5,038	2,152
Other accrued expenses	15,759	11,264
Current capital lease obligation	113	—
Current portion of long-term debt	42,765	4,893
Current portion of acquisition payable	1,808	1,835

Total current liabilities	115,853	55,787

Long-term debt	—	64,209
Convertible notes	30,000	—
Acquisition payable	4,169	5,614
Long-term capital lease obligation	231	—
Deferred income taxes	4,142	4,949

Stockholders’ equity:
Common stock – $.01 par value; 30,000,000 authorized; 19,285,276 shares issued as of May 31, 2005 and 2004	193	193
Additional paid-in capital	56,322	56,101
Retained earnings	(3,307)	35,585
Accumulated other comprehensive loss	(22)	(395)

	53,186	91,484
Less treasury stock, at cost– 1,873,750 and 2,084,950 shares as of May 31, 2005 and 2004, respectively	(5,201)	(5,769)

Total stockholders’ equity	47,985	85,715

Total liabilities and stockholders’ equity	$202,380	$216,274

Matrix Service Company

August 15, 2005

4th Quarter and Fiscal Year Results of Operations

(In Thousands)

(unaudited)

	Construction Services	Repair and Maintenance Services	Other	Combined Total
Three Months ended May 31, 2005
Gross revenues	$54,769	$78,603	$—	$133,372
Less: Inter-segment revenues	(3,818)	(324)	—	(4,142)

Consolidated revenues	50,951	78,279	—	129,230
Gross profit	2,219	5,244	—	7,463
Operating income (loss)	(3,622)	(766)	(207)	(4,595)
Income (loss) before income tax expense	(4,586)	(1,587)	(207)	(6,380)
Net income (loss)	(2,697)	(933)	(132)	(3,762)

Segment assets	92,877	84,215	25,288	202,380
Capital expenditures	114	88	289	491
Depreciation and amortization expense	795	760	—	1,555

Three Months ended May 31, 2004
Gross revenues	$78,699	$57,446	$—	$136,145
Less: Inter-segment revenues	(3,080)	(11)	—	(3,091)

Consolidated revenues	75,619	57,435	—	133,054
Gross profit	1,634	6,700	—	8,334
Operating income (loss)	(2,228)	3,451	(3)	1,220
Income (loss) before income tax expense	(2,663)	3,218	(3)	552
Net income (loss)	(1,583)	1,910	(1)	326

Segment assets	123,752	68,626	23,896	216,274
Capital expenditures	28	215	479	722
Depreciation and amortization expense	812	805	—	1,617

Twelve Months ended May 31, 2005
Gross revenues	$215,997	$236,059	$—	$452,056
Less: Inter-segment revenues	(12,047)	(871)	—	(12,918)

Consolidated revenues	203,950	235,188	—	439,138
Gross profit	12,178	18,841	—	31,019
Operating income (loss)	(40,786)	2,005	(357)	(39,138)
Income (loss) before income tax expense	(44,052)	(49)	(357)	(44,458)
Net income (loss)	(38,590)	(19)	(221)	(38,830)

Segment assets	92,877	84,215	25,288	202,380
Capital expenditures	432	365	1,017	1,814
Depreciation and amortization expense	3,470	3,256	—	6,726

Twelve Months ended May 31, 2004
Gross revenues	$440,299	$178,479	$—	$618,778
Less: Inter-segment revenues	(10,707)	(167)	—	(10,874)

Consolidated revenues	429,592	178,312	—	607,904
Gross profit	27,552	18,761	—	46,313
Operating income (loss)	9,957	7,630	(68)	17,519
Income (loss) before income tax expense	8,468	6,813	(68)	15,213
Net income (loss)	5,547	4,035	(40	9,542

Segment assets	123,752	68,626	23,896	216,274
Capital expenditures	777	1,780	2,118	4,675
Depreciation and amortization expense	3,396	3,012	—	6,408

Matrix Service Company

August 15, 2005

Segment revenue from external customers by industry type are as follows:	(In thousands) (unaudited)

	Construction Services	Repair and Maintenance Services	Total
Three Months Ended May 31, 2005
Power Industry	$3,464	$13,145	$16,609
Downstream Petroleum Industry	42,429	64,907	107,336
Other Industries	5,058	227	5,285

Total	$50,951	$78,279	$129,230

Three Months Ended May 31, 2004
Power Industry	$45,665	$4,693	$50,358
Downstream Petroleum Industry	26,427	49,805	76,232
Other Industries	3,527	2,937	6,464

Total	$75,619	$57,435	$133,054

Twelve Months Ended May 31, 2005
Power Industry	$37,225	$26,229	$63,454
Downstream Petroleum Industry	138,716	200,639	339,355
Other Industries	28,009	8,320	36,329

Total	$203,950	$235,188	$439,138

Twelve Months Ended May 31, 2004
Power Industry	$299,138	$14,468	$313,606
Downstream Petroleum Industry	117,805	154,167	271,972
Other Industries	12,649	9,677	22,326

Total	$429,592	$178,312	$607,904

Matrix Service Company

August 15, 2005

Non-GAAP Financial Measure

EBITDA is a supplemental, non-generally accepted accounting principle financial measure. EBITDA is defined as earnings before taxes, interest expense, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income (loss)” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, which are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations.

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

EBITDA for the three and twelve month periods ended May 31, 2005 was a negative $2.7 million and a negative $32.0 million, respectively, compared to a positive $2.9 million and a positive $25.4 million for the three and twelve month periods ended May 31, 2004. A reconciliation of EBITDA to Net Income (loss) follows:

	Three Months Ended		Twelve Months Ended
	May 31, 2005	May 31, 2004	May 31, 2005	May 31, 2004
	(In Thousands)		(In Thousands)
Net Income (loss)	$(3,762)	$326	$(38,830)	$9,542
Interest Expense, net	2,087	758	5,720	2,885
Provision (benefit) for income taxes	(2,618)	226	(5,628)	6,528	(a)
Depreciation and amortization	1,555	1,617	6,726	6,408

EBITDA	$(2,738)	$2,927	$(32,012)	$25,363

(a)	The provision for income taxes for the twelve months ended May 31, 2004 includes $347,000 of taxes related to net earnings of joint venture.

The $5.6 million and $57.4 million decreases in EBITDA for the three and twelve months ended May 31, 2005, respectively, as compared to three and twelve month period for the prior year was primarily due to an impairment charge of $25.0 million and a contract dispute reserve of $10.3 million incurred during the third quarter of fiscal 2005. In addition, operating results, primarily in the construction services segment, were significantly weaker in fiscal 2005 as compared to fiscal 2004.